UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2019

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $1.00 Par Value	PFIN	NASDAQ

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 18, 2019 (the “Closing Date”), Florida Pneumatic Manufacturing Corporation (“Florida Pneumatic”), a wholly owned subsidiary of P&F Industries, Inc. (the “Company”), completed a sale (the “Sale”) of real property located at 851 Jupiter Park Lane, Jupiter, Florida, including the building in which Florida Pneumatic conducts its primary operations (the “Jupiter Facility”) to Jupiter Warehouse Holdings LLC., an unaffiliated Florida limited liability company (the “Purchaser”) for a cash purchase price of Nine Million Two Hundred Thousand ($9,200,000.00) Dollars. The Sale was consummated pursuant to a purchase and sale agreement effective April 19, 2019, as amended by a letter agreement between the parties effective as of May 16, 2019.

Effective as of the Closing Date, the Purchaser, as landlord, and Florida Pneumatic, as tenant, entered into a lease (the “Lease”), with respect to an approximately 42,000 square foot portion of the Jupiter Facility (which has a total square footage of approximately 72,000 square feet). The Lease is for a term of five years, with either party able to terminate after four years. The initial monthly base rent under the Lease is approximately $32,345 with annual escalations of three percent. Florida Pneumatic is also be responsible for certain other payments of additional rent as set forth in the Lease, including certain taxes, assessments and operating expenses.

As a condition to the Lenders (as defined below) approving the Sale and releasing the lien on the Jupiter Facility, upon the consummation of the Sale, the Company was required to (and did) apply the net proceeds from the Sale to: (a) pay off its Tranche A Term Loan (which had a principal amount of $100,000 as of the Closing Date); (b) pay off the Capex Loan (which had a principal amount of approximately $313,000 as of the Closing Date); and (c) pay off the Revolver Loan (which had a current principal amount of approximately $7.4 million as of the Closing Date), each pursuant to, and defined in, the Second Amended and Restated Loan and Security Agreement, dated as of April 5, 2017, as amended (the “Loan Agreement”), among the Company, its subsidiaries Florida Pneumatic and Hy-Tech Machine, Inc. (“Hy-Tech”, and together with the Company and Florida Pneumatic, collectively, “Borrowers”) and the Company’s subsidiaries Jiffy Air Tool, Inc. (“Jiffy”), ATSCO Holdings Corp. (“ATSCO”), Bonanza Properties Corp. (“Properties”), Continental Tool Group, Inc. (“Continental Tool”), Countrywide Hardware, Inc. (“Countrywide”), Embassy Industries, Inc. (“Embassy”) and Exhaust Technologies, Inc. (“Exhaust” and together with Jiffy, ATSCO, Properties, Continental Tool, Countrywide, Embassy and Exhaust, collectively, “Guarantors”) and Capital One, National Association, as agent (the “Agent”) for the lenders (the “Lenders”) from time to time party to the Loan Agreement. Following the Closing, the Borrowers are still able to borrow under the Capex Loan and the Revolver Loan under the terms of the Loan Agreement.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01.	Other Items

On June 19, 2019, the Company issued a press release (the “Press Release”) announcing the completion of the Sale. A copy of the Press Release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

99.1	Press Release, dated June 19, 2019, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: June 19, 2019	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer